                                                                     Exhibit 5.1
                                                                     -----------
                           [HOGAN & HARTSON L.L.P.]

                              July 31, 1998



Board of Directors
U.S. Foodservice
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Gentlemen:


          This firm has acted as counsel to U.S. Foodservice (the "Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-3 filed on or about the date hereof (the "Registration Statement"), for resales of 211,017 shares (the "Shares") of common stock, par value $.01 per share, of the Company previously issued by the Company. Of such Shares, 51,049 shares were issued pursuant to the Agreement and Plan of Merger dated as of July 6, 1998 (the "Merger Agreement") among the Company, U.S.L.S. Acquisition Corp., a Delaware corporation, Lone Star Institutional Grocers, Inc., a Texas corporation ("Lone Star"), and C. Donald Stahl, and 159,968 Shares were issued pursuant to the Common Stock Purchase Warrant Expiring September 30, 2005 (No. W-1) of the Company dated December 23, 1997 (the "Warrant"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  A copy of the Registration Statement.

          2.  A copy of the Merger Agreement.

          3. The Certificate of Merger filed pursuant to the Merger Agreement on July 6, 1998 with, and certified on July 28, 1998 by, the Secretary of State of the State of Delaware.

          4. A copy of the Warrant and the Subscription dated July 24, 1998 annexed to the Warrant.

          5. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 28, 1998 and by Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          6. The Amended and Restated By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          7. Resolutions of the Board of Directors of the Company adopted on December 23, 1997 and April 23, 1998, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          8. A certificate of an officer of the Company dated the date hereof.

Board of Directors
U.S. Foodservice
July 31, 1998

Page 2


In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the accuracy, completeness and authenticity of the foregoing certifications of public officials, governmental agencies and departments, and corporate officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. In particular, we have assumed that all the necessary corporate action in respect of the merger of Lone Star with and into U.S.L.S. Acquisition Corp. has been duly and validly taken by Lone Star and its shareholders in accordance with the laws of the State of Texas, and that all other actions, including filings with governmental agencies and departments, necessary under the laws of the State of Texas to consummate such merger have been properly taken.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on or about the date of this opinion letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON  L.L.P.